Exhibit 11

                               THERMO VOLTEK CORP.

                        COMPUTATION OF EARNINGS PER SHARE

                                                   Year Ended
                                       -------------------------------------
                                      December 30, December 31,  January 31,
                                              1995         1994         1994
                                      ------------ ------------  -----------
   Computation of Primary Earnings
     per Share:

   Net Income (a)                       $2,672,000   $1,118,000   $  480,000
                                        ----------   ----------   ----------
   Shares:
    Weighted average shares outstanding  4,352,111    3,996,920    3,930,925

    Add: Shares issuable from assumed
         exercise of options (as
         determined by the application
         of the treasury stock method)     135,152            -            -
                                        ----------   ----------   ----------
    Weighted average shares outstanding,
     as adjusted (b)                     4,487,263    3,996,920    3,930,925
                                        ----------   ----------   ----------
   Primary Earnings per Share
    (a) / (b)                            $     .60    $     .28    $     .12
                                         =========    =========    =========
   Computation of Fully Diluted
    Earnings per Share:

   Income:
    Net income                          $2,672,000   $1,118,000   $  480,000

    Add: Convertible debt interest,
         net of tax                      1,123,000    1,200,000            -
                                        ----------   ----------   ----------
    Income applicable to common stock
     assuming dilution (c)              $3,795,000   $2,318,000   $  480,000
                                        ----------   ----------   ----------
   Shares:
    Weighted average shares outstanding  4,352,111    3,996,920    3,930,925

    Add: Shares issuable from assumed
         conversion of subordinated
         convertible obligations         4,521,067    4,813,513            -

         Shares issuable from assumed
         exercise of options (as
         determined by the application
         of the treasury stock method)     154,079      101,463            -
                                        ----------   ----------   ----------
    Weighted average shares outstanding,
     as adjusted (d)                     9,027,257    8,911,896    3,930,925
                                        ----------   ----------   ----------
   Fully Diluted Earnings per Share
    (c) / (d)                            $     .42    $     .26    $     .12
                                         =========    =========    =========